Exhibit 5

The Commitment Letter

I have built long-term solid businesses, more importantly my credit is good while the social relationships are broad. Summarily I promise to provide HUMAN LIFE SCIENCE HOLDING CORP. continually with funds to ensure its daily operation.

HUMAN LIFE SCIENCE HOLDING CORP.

President: LIN SHIH-HUANG

May 27, 2008